STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this ____ day of January 2022 by and between **Panza Family Trust** ("Seller") Joined by **Nicholas Panza, Shayna Panza and Panza Consulting** (hereinafter collectively ("Panza"); and **GoooGreen, Inc. n/k/a Winners Inc.**, a Nevada Corporation ("Company or Purchaser") and ("Panza" "Seller" and "Purchaser"), being collectively referred to as the "Parties".

PREAMBLE:

WHEREAS, Seller owns 1,000,000 shares of Series A Convertible preferred stock in Winners Inc. attached hereto as Exhibit "A" received by Seller on July 15, 2020 from Purchaser ("Shares"); and

WHEREAS, Seller desires to sell to Purchaser the Shares as set forth in this Agreement; and

WHEREAS, Panza and Purchaser desire to release any and all claims they may have against each other as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, as well as the sum of One Hundred Thousand Dollars ($100,000.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser the Shares in the Company free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect; voting trust agreement, interest, option, lien, charge or similar restrictions or limitations including without limitation any restriction on the right to vote, sell or otherwise dispose the shares in the Company (collectively "Liens").

2. The Company shall pay the total sum of $100,000.00 to Panza for the sole consideration associated with this Agreement. Initially $50,000.00 shall be paid within one business day of full execution hereof by the Purchaser, by wire transfer to the Trust Account of Russell L. Forkey, P.A. f/o/b Panza pursuant to the wire instructions provided with this agreement. The remaining $50,000.00 shall be paid in 12 equal monthly installments of $4,166.66, commencing March 1, 2022, also to the Trust Account of Russell L. Forkey, P.A., f/o/b/ Panza by wire transfer. The Purchaser shall have a five-business day grace period in which to make each payment, except the first $50,000.00 payment that is due as set forth above. Panza shall have no obligation to advise the Company that a payment is delinquent. The Parties agree that time is of the essence in this agreement.

3. In the event Company fails to make any payment as called for herein or Clickstream Corp. fails to make payment under the Stock Purchase Agreement entered into between Panza and Clickstream Corp., this shall be deemed an event of default and Panza shall be entitled to file a copy of this Agreement as an exhibit to a complaint seeking damages for any unpaid amount, plus interest at the rate of 8%, from the date of default, in a court of competent jurisdiction located in

Palm Beach County, Florida. If it is necessary to file such an action, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs both at the trial and appellate levels.

4. Upon execution of this Agreement, Seller shall assign to Purchaser 500,000 shares of the Company. Upon full execution of this Agreement, Panza shall provide wiring instructions to the Company for the Trust Account of Russell L. Forkey P.A. Each month that an installment is made pursuant to this Agreement in the amount of $4,166.66, Seller will transfer to Purchaser 41,666.66 shares of the Company. Whatever fraction of shares is left to accomplish a transfer of 100% of the preferred shares shall be transferred in the last month. The shares which are the subject of this Agreement shall not be sold, transferred or encumbered in any way other to Company by Seller.

5. Seller shall execute and deliver all documents necessary to transfer the above shares including a medallion signature guaranty stock power sufficient to transfer the shares, which are in digital format, with the Company's transfer agent Standard Transfer Company. Said documents shall be delivered to the Purchaser by Seller fully and properly executed, on the day that payment is due and conditioned upon payment of the monthly amount due under this Agreement. There shall be a 5-day grace period for assignment of the shares before Seller is in default. However, the documents necessary to transfer the initial 500,000 shares shall be delivered by Seller to Purchaser upon execution of this Agreement. The form of Stock Power and documents that need to be executed by Seller is attached hereto as composite Exhibit "B."

6. Seller's transfer of the shares is a condition precedent to payment by Purchaser. In the event that Seller fails to execute and deliver the documentation to transfer the shares as required under this Agreement, Seller shall be in Default and the Company shall be released of any future payment obligation and Seller shall return to Company any monies paid for the shares that have not been delivered and deliver the reminder of the shares due under this Agreement to Company without any further payment. Purchaser has no obligation to inform Seller that it is default. Purchaser shall be entitled to all legal remedies including but not limited to specific performance. Purchaser may attach this Agreement to any pleading and, in the event it is necessary to sue Panza or the Seller the Parties agree to venue and jurisdiction of the appropriate court in Palm Beach County and that the prevailing party shall entitled to recover costs and attorneys fees from the non-prevailing party.

7. In the event Company defaults in its payment obligations, the Seller shall be entitled to retain the balance of the shares not yet transferred and to collect the full monetary amount not yet paid, which delinquent amount shall not take into consideration the value of the remaining shares not yet assigned.

8. On August 11, 2020, Panza Consulting, LLC. entered into a three-year Consulting Agreement with GoooGreen, Inc. wherein GoooGreen, Inc. agreed to pay Panza Consulting, LLC. the sum of $3,000 per month during the life of the agreement.

9. Various other issues exist between the Parties that are not specifically addressed herein. It is the intention of the Agreement to resolve all of said disputes in accordance with the terms of this Agreement between Panza and the Company as set forth herein.

10. Upon the full payment of the initial $50,000.00 due under this agreement, Seller and Panza shall and by these presents does for themselves and their respective heirs, executors, beneficiaries, estates, administrators, and assigns hereby releases and forever discharge Purchaser, their heirs, beneficiaries, estates, subsidiaries, affiliates, administrators, and its predecessors, successors, assigns, attorneys, consultants, insurers, shareholders, agents and former agents, employees, affiliates, former or present Officers and Directors, reinsurers and their respective agents, servants, and former or present corporate parent(s) (hereinafter referred to as "Company"), of and from any and all claims, demands, damages, actions, causes of action, or suits at law or in equity, debts, contracts (except for those items referenced herein), obligations, or liabilities of whatsoever kind or nature, known or should have been known, for or because of any matter or thing done, omitted or suffered to be done by Company prior to and including the date hereof, which Panza has against Company, or may, or will have, from the beginning of the world to the date of this General Release, it being the intent that the foregoing constitutes a complete and general release of Company. By this Release, Panza confirms that he is not an officer or director of the Company. This Release does not release the Company from any obligation imposed upon the Company under this Agreement.

11. Likewise, the Company upon receipt of 500,000 shares for themselves, except as specifically set forth herein, shall and by these presents does for themselves and their assigns hereby releases and forever discharges Panza and their heirs, beneficiaries, estates, administrators, and its predecessors, successors, assigns, attorneys, insurers, shareholders, agents and former agents, employees, affiliates, former or present Officers and Directors, reinsurers and their respective agents, servants, and former or present corporate parent(s) (hereinafter referred to as "Panza"), except this Release does not release Michelle Tucker Individually or in any capacity from any claim whatsoever, of and from any and all claims, demands, damages, actions, causes of action, or suits at law or in equity, debts, contracts (except for those items referenced herein), obligations, or liabilities of whatsoever kind or nature, known or should have been known, for or because of any matter or thing done, omitted or suffered to be done by Panza prior to and including the date hereof, which the Company has against Panza, or may, or will have, from the beginning of the world to the date of this General Release, it being the intent that the foregoing constitutes a complete and general release of Panza. This Release does not release any obligation imposed upon Panza under the Agreement.

12. The Parties understand that they each, by reason of agreeing to this compromise and exchange of releases and other consideration, deny liability of any sort and this Agreement creates no admission.

13. The Parties acknowledge, warrant and represent that:

(a) Each Party has read this Agreement and understands its terms;

(b) The persons who sign this Agreement on behalf of a trust corporation or LLC have full power and authority to do so and to bind that Party;

(c) Each Party has voluntarily executed this Agreement, without any duress or undue influence being imposed upon each such Party;

(d) Each Party represents and warrants that it is the sole owner of all claims released herein and that no portion of any claim released herein has been assigned, pledged, or transferred to any other person or entity either directly or indirectly, voluntarily, involuntarily or by operation of law;

(e) Each Party was represented by their own legal counsel in connection with the preparation, negotiation, and execution of this Agreement and neither Party relied on the other Parties legal counsel with regard to the above;

(f) Each Party understands the terms and consequences of this Agreement, including, without limitation, the releases set forth herein;

(g) Each Party is fully aware of the legal effect of this Agreement, and signs the same of their own free will;

(h) Each Party and person who signs this Agreement agrees that he or she is of competent and sound mind to sign the Agreement;

(i) Each Party has received due and adequate consideration for its participation in this Agreement;

(j) Neither Party's legal counsel have provided tax advise as to the structure of this Agreement or the tax effect of the transactions set forth in this Agreement and have advised the parties to seek and obtain tax advice; and

(k) Each Party represents that upon execution of this Agreement that it shall be binding and enforceable in accordance with its terms.

14. This Agreement constitutes the entire understanding and agreement by and between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended except in writing signed by the Parties hereto or their duly authorized and designated agents or successors in interest.

15. Subject to subsection (c) below, the Parties and their legal counsel will keep confidential and will not disclose to any third party for any reason the terms of this Agreement or its contents including exhibits, except disclosure is permissible (i) to the Parties' respective legal counsel, insurers, limited partners, franchisors, accountants, financial advisors, tax professionals retained by them, banks, lenders, or insurers for the purpose of effectuating the terms of this

Agreement, any federal, state, or local governmental taxing authority; (ii) as required by law to enforce the Agreement, or by order of court; (iii) to legal counsel for the purpose of obtaining legal advice, with such legal counsel being advised of this confidentiality provision and the need for adhering to it to; (iv) by the Company to comply with applicable securities laws, rules and regulations. If any document request subpoena, order or discovery request (a "Document Request") is received by any Party calling for the production of this Agreement or its terms, such Party will, unless prohibited by law or regulation, promptly notify all other Parties prior to any disclosure of same and the Party receiving the request will make available as soon as practicable (and in any event prior to disclosure), for inspection and copying, a copy of the Agreement or its terms that it intends to produce pursuant to the Document Request. Notwithstanding anything to the contrary in this paragraph, any Party may state that the Parties have amicably resolved their differences.

16. The Parties agree that, unless required to do so by enforceable legal process, none of them will make any disparaging statements or representations, either directly or indirectly (or cause another person to make disparaging statements or representations), whether orally or in writing, by word or gesture, to any person whatsoever, about any other Party or their officers, directors, consultants, or employees. For purposes of this paragraph, a disparaging statement or representation is any communication which, if told or published to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or law-abiding nature of the person or entity to whom the communication relates. This provision does not bind the Company as to Michelle Tucker.

17. If any provision hereof is found by a Court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provisions to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

18. Panza understands and agrees that if any part of the payment referred to in Paragraph 2 is determined to be taxable, any such taxes are to be Panza's sole responsibility, and the Company shall not have any liability or other responsibility with respect thereto. The Company makes no representation as to the tax consequences by this transaction.

19. The nature and sufficiency of the consideration supporting this Agreement is acknowledged by the Parties.

20. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one instrument. This Agreement may be executed by facsimile or other electronically scanned and transmitted signatures.

21. Governing law; Submission to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Florida.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS GENERAL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS GENERAL AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GENERAL AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, I have hereunto set my hand this _________ day of January 2022.

CAUTION: READ BEFORE SIGNING.

Dated: 1/28/22

Nicholas Panza, individually and as trustee of the Panza Family Trust

Dated: 1-28-22

Shayna Panza, individually and as trustee of the Panza Family Trust

Panza Consulting, LLC

Dated: 1/28/22

By_________________
Nicholas Panza, CEO

Winners Inc.

Dated: 01/28/2022

By: DocuSigned by:
Thomas Terwilliger, CEO